EXHIBIT 99.1
Investor Contact:
Schond Greenway
Halozyme Therapeutics
858-704-8352
ir@halozyme.com

Media Contact:
Susan Neath Francis
212-301-7182
sfrancisw2ogroup.com

Halozyme provides AGENDA highlights for analyst and investor meeting

- Discuss interim results for Study 202 evaluating PEGPH20 with gemcitabine and ABRAXANE® in pancreatic cancer patients -
- Review current clinical development plan to evaluate PEGPH20 in two Non-Small Cell Lung Cancer trials, in combination with chemotherapy and then with a PD-1 inhibitor -
- Provide 2015 financial guidance -

SAN DIEGO, January 7, 2015 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today will review the PEGPH20 development program and provide 2015 financial guidance during a meeting for analysts and investors in New York at 10:00 a.m. ET/ 7:00 a.m. PT.

“We are committed to exploring the full potential of investigational new drug PEGPH20 which we believe may have utility in a range of solid tumors with accumulation of high levels of hyaluronan (HA). The interim analysis of Study 202 has provided insights into the potential clinical benefit of PEGPH20 in patients with metastatic pancreatic cancer with accumulation of high levels of HA. We plan to meet with regulatory authorities in the first half of 2015 to discuss these preliminary results and seek their feedback on our plans to initiate a registration study for PEGPH20 in metastatic pancreatic cancer,” stated Dr. Helen Torley, President and Chief Executive Officer.

“Additionally, we plan to further our clinical development plan for PEGPH20 by conducting two trials in non-small cell lung cancer (NSCLC). Patient screening for the first study (PRIMAL), designed to evaluate PEGPH20 in combination with docetaxel in second-line NSCLC patients, initiated in December 2014. The second study, which is in the planning phase, will examine PEGPH20 in combination with an immuno-oncology agent, specifically a PD-1 inhibitor. All of these efforts are being managed with a highly efficient infrastructure as evidenced by our projected 2015 net cash burn.”

Members of Halozyme's senior management, members of the research team and a renowned physician expert in pancreatic cancer will discuss the following topics as part of today’s analyst and investor meeting:

PEGPH20 in Pancreatic Cancer

•
Efficacy and safety data based on an interim analysis of HALO 109-202 (Study 202) will be presented. Study 202 is evaluating PEGPH20 in combination with gemcitabine and nab-paclitaxel (ABRAXANE®) compared to gemcitabine and ABRAXANE alone in metastatic pancreatic cancer.

•
The analysis is based on 146 patients who had been enrolled at the time of the temporary hold in April 2014 due to the observation of a potential imbalance in thromboembolic events between treatment arms.

•
The interim analysis was conducted to evaluate the overall benefit:risk of adding PEGPH20 to standard chemotherapy, and to help identify the cut-off point for hyaluronan accumulation as we further the clinical development plan for PEGPH20 with a planned registration study in metastatic pancreatic cancer patients with high HA accumulation, and initiate two studies in NSCLC.

•	The Company has requested a meeting with the FDA in 1H 2015 to discuss the current benefit:risk of PEGPH20 and the design of the registration study in metastatic pancreatic cancer.

PEGPH20 in Non-Small Cell Lung Cancer

•
Management will review the PRIMAL study design, the ongoing global Phase 1b/2 randomized study evaluating PEGPH20 in combination with docetaxel as a second-line therapy for patients with locally advanced and metastatic NSCLC.

◦
The Phase 1b portion includes both a dose escalation and dose expansion phase evaluating two different schedules and is projected to complete enrollment in the third quarter of 2015, pending the number of dose escalation cohorts of PEGPH20.

◦	The Phase 2 randomized portion of the study will follow evaluation of the Phase 1b data.

•
Management will also discuss the scientific rationale for combining PEGPH20 with immuno-oncology agents and plans to begin a study of PEGPH20 combined with a PD-1 inhibitor in patients with high-HA NSCLC tumors, in the second half of 2015.

Financial Guidance
The Company ended 2014 with approximately $135 million in cash, cash equivalents and marketable securities (these results are unaudited). For the full year 2015, the Company expects:

•	Net revenues to be in the range of $85 million to $95 million.

•	Operating expenses to be in the range of $145 million to $155 million.

•	Net cash burn to be between $35 million and $45 million.

A webcast of the Analyst Day presentation can be accessed through the "Investors" section of Halozyme's corporate website at www.halozyme.com, and a recording will be made available for 90 days following the event. To access the live webcast, please log on to Halozyme's website approximately 15 minutes prior to the presentation to register and download any necessary audio software.

About PEGPH20
PEGPH20 is an investigational PEGylated form of Halozyme's proprietary recombinant human hyaluronidase under clinical development for the systemic treatment of tumors that accumulate hyaluronan.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company's research focuses primarily on a family of human enzymes, known as hyaluronidases, which increase the dispersion and absorption of biologics, drugs and fluids. Halozyme's pipeline addresses therapeutic areas, including oncology, diabetes and dermatology that have significant unmet medical need today. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Pfizer, Janssen and Baxter. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning future actions relating to product development and regulatory events and goals, anticipated clinical trial results and strategies, product collaborations, our business intentions and financial estimates and results) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including delays in completion of clinical trials and other development activities, the possibility of safety events, unexpected expenditures and costs, unexpected results or delays in regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in Halozyme's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014.

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